Exhibit 99.1

Contacts:	Odyssey Investment Partners	TransDigm
	Mark Semer or James Fingeroth	Eileen M. Fallon
	Kekst and Company	(216) 289-4939
(212) 521-4802 or (212) 521-4819

	Warburg Pincus	Warburg Pincus Media Inquiries
	Julie Johnson Staples	Kenny Juarez / Steve Bruce
	(212) 878-9325	The Abernathy MacGregor Group
(917) 324-3922 / (917) 860-2657

TRANSDIGM ACQUIRED BY WARBURG PINCUS IN A LEVERAGED BUY-OUT FROM ODYSSEY INVESTMENT PARTNERS

Richmond Heights, OH, June 8, 2003 – TransDigm Holding Company, a leading supplier of highly engineered aircraft components and a portfolio company of Odyssey Investment Partners LLC, announced today that it has entered into a definitive agreement under which an affiliate of Warburg Pincus and senior members of management will acquire TransDigm from Odyssey. The terms of the sale were not disclosed. The agreement is subject to customary conditions, including regulatory approval and the closing of a tender offer for TransDigm’s 10 3/8% Senior Subordinated Notes due 2008. The transaction is expected to be completed in the third quarter of calendar 2003.

Headquartered in Richmond Heights, Ohio, a suburb of Cleveland, TransDigm is a premier supplier of proprietary aerospace components used on nearly all types of commercial and military aircraft. TransDigm designs, manufactures and sells a broad range of proprietary aerospace products. The company’s major product lines include gear pumps, ignition system components, mechanical controls, engineered connectors, NiCad batteries and chargers, lavatory components and engineered latches. Odyssey acquired TransDigm in 1998.

W. Nicholas Howley, President and Chief Executive Officer of TransDigm, said, “We look forward to our new partnership with Warburg Pincus, which we expect will lead to many more successes in the years to come. All of us at TransDigm have enjoyed our five years under Odyssey’s ownership.”

Stephen Berger, Chairman of Odyssey Investment Partners, said, “We are very pleased with the results of our investment in TransDigm. Due in large part to the efforts of the company’s outstanding management team, we have generated an attractive return for our investors. We are confident that this terrific company will continue to thrive under Warburg Pincus’ leadership.”

Warburg Pincus Managing Director Kewsong Lee stated, “We welcome the opportunity to partner and invest alongside management in a company with a proven record of generating shareholder value.”

Added Managing Director David Barr, “TransDigm is well positioned to build on its past success given its excellent management team, solid operating performance, and ability to successfully integrate acquisitions. We look forward to supporting management and helping them take this company to the next level.”

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About TransDigm

TransDigm is a leading manufacturer of highly engineered component products for the commercial and military aerospace industries. The company sells its products to the commercial OEM and aftermarket customers. TransDigm’s major product lines include gear pumps, igniters and ignition systems, electromechanical actuators and controls, NiCad batteries/chargers, engineered connectors, lavatory components, and engineered latches.

About Odyssey Investment Partners

Odyssey Investment Partners LLC, based in New York, is the manager of a $760 million private equity fund engaged in making investments primarily in established middle-market companies in a variety of industries. Odyssey has a long history of successful aerospace investments, including TransDigm, Aeronautic Development Corp., Tri-Star Aerospace Company and Specialty Avionics Group, which it recently acquired from DeCrane Aircraft Holdings Inc.

About Warburg Pincus

Warburg Pincus LLC has been a leading private equity investor since 1971. The firm currently has approximately $8 billion under management and $6 billion available for investment globally in a range of sectors including industrials and chemicals, energy and natural resources, financial services and technologies, healthcare and life sciences, information and communications technology, media and real estate. Warburg Pincus brings this experience, partnering with outstanding management teams, to create and build durable companies with sustainable value.